Exhibit 5.01

300 North LaSalle Street Chicago, Illinois 60654
(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200
April 2, 2012

NPC International, Inc.

    and the other Issuers and Guarantor set forth herein

7300 W. 129th Street

Overland Park, Kansas 66213

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to NPC International, Inc., a Kansas corporation (the “NPC”), NPC Operating Company A, Inc., a Kansas corporation (“NPC Op Co A”), and NPC Operating Company B, Inc., a Kansas corporation (“NPC Op Co B” and together with NPC and NPC Op Co A, the “Issuers”), and NPC Acquisition Holdings, LLC, a Delaware limited liability company (the “Guarantor”). The Issuers and the Guarantor are collectively referred to herein as the “Registrants.” This opinion letter is being delivered in connection with the proposed registration by the Issuers of $190,000,000 in aggregate principal amount of the Issuers’ 10 1/2% Senior Notes due 2020 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 (as supplemented or amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2012, under the Securities Act of 1933, as amended (the “Securities Act”).

The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture (the “Indenture”), dated as of December 28, 2011, among the Issuers, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Registration Statement is being filed in accordance with the Registration Rights Agreement, dated as of December 28, 2011, by and among the Registrants, Goldman Sachs & Co. and Barclays Capital Inc. (the “Registration Rights Agreement”), and the Exchange Notes and the Guarantee are being offered in exchange for $190,000,000 10 1/2% Senior Notes due 2020 issued by the Issuers on December 28, 2011 (the “Old Notes”) and the guarantee thereof through private placements exempt from the registration requirements of the Securities Act.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantee, (ii) organizational documents of the Registrants, (iii) the Indenture, (iv) the Registration Rights Agreement and (v) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have

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also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). As to any facts material to the opinions expressed herein which we have not independently established or verified any facts relevant to the opinions, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification that may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 11.02 of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the foregoing qualifications, assumptions, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuers and the Guarantee will be a binding obligation of the Guarantor.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuers, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Stinson Morrison Hecker LLP that such Exchange Notes have been duly authorized and that the execution and delivery of, and the performance by the Issuers of their obligations under, the Exchange Notes will not conflict with, or require consents under the laws of the State of Kansas. We are not licensed to practice in Kansas, and we have made no investigation of, and do not express or imply an opinion on, the laws of the State of Kansas. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of Delaware or New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP